Exhibit 99.1

Company Contact: Cleantech Solutions International, Inc. Mr. Adam Wasserman, Chief Financial Officer E-mail: adamw@cleantechsolutionsinternational.com Web: www.cleantechsolutionsinternational.com	Investor Relations Contact: CCG Investor Relations Ms. Elaine Ketchmere, CFA Tel: +1-310-954-1345 Email: elaine.ketchmere@ccgir.com Web: www.ccgirasia.com

Cleantech Solutions Receives $3.8 Million in Purchase Orders for Airflow-Dyeing Machines

WUXI, Jiangsu, China, March 12, 2013 - Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies, primarily used in the wind power, solar and other clean technology industries and dyeing and finishing equipment to the textile industry, today announced that the Company has received purchase orders totaling RMB 23.7 million (approximately $3.8 million) for 42 airflow-dyeing machines from two new domestic customers.

Pursuant to the first purchase order, the Company will deliver 20 airflow-dyeing machines for a purchase price of RMB 11.2 million (approximately $1.8 million).  Cleantech Solutions has received an advance payment of approximately $0.2 million, or 10% of the purchase price, will receive an additional 80% of the purchase price upon delivery, and will receive the remaining 10% within six months of delivery. The Company expects to begin delivering the units in June 2013.  Pursuant to the second purchase order, the Company will deliver 22 airflow-dying machines for a purchase price of RMB 12.5 million (approximately $2.0 million).  The Company has received an advance payment of approximately $0.6 million, or 30% of the purchase price, will receive an additional 60% of the purchase price upon delivery, and will receive the remaining 10% within three months of delivery. Cleantech Solutions expects to deliver the units in June 2013.

The Company’s airflow-dyeing machines use flowing air rather than water, which is used in the traditional dyeing process. The Company believes that its airflow technology reduces input costs, creates fewer wrinkles and less damage to the textile, and produces a reduced level of emissions.

“We continue to see strong order flow within the textile industry, particularly for our airflow-dyeing machines using our patented production technique.  We plan to build upon our success by further expanding our customer base in the coming months and expect to achieve sales growth in this segment in 2013,” said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology industries. The Company supplies forging products, fabricated products and machining services to a range of clean technology customers, primarily in the wind power sector and supplies dyeing and finishing equipment to the textile industry. Cleantech Solutions is committed to achieving long-term growth through ongoing technological improvement, capacity expansion, and the development of a strong customer base. The Company’s website is www.cleantechsolutionsinternational.com. Any information on the Company’s website or any other website is not a part of this press release.

Safe Harbor Statement
This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” in our Form 10-K for the year ended December 31, 2011 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2011 and our Form 10-Q for the quarter ended September 30, 2012. Any information on the Company’s website or any other website is not a part of this press release. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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